Exhibit 99.1

TIVIC HEALTH NAMES BIOTECH INDUSTRY VETERAN MICHAEL K. HANDLEY

TO EXECUTIVE LEADERSHIP TEAM

Handley Joins as President of Tivic Biopharma and Chief Operating Officer of Tivic Health Following its Licensing of Strategic Biopharma Assets from Statera Biopharma

FREMONT, Calif. – February 24, 2025– Tivic Health® Systems, Inc. (Nasdaq: TIVC), a diversified therapeutics company, announced today that Michael K. Handley, formerly Chief Executive Officer, President and Chairman of Statera Biopharma, Inc., has joined Tivic Health as the President of Tivic Biopharma, a newly formed division of Tivic Health. Additionally, he will assume the role of Chief Operating Officer of Tivic Health and will work closely with the CEO and other leadership team members to develop and operationalize company-wide strategies.

His key responsibilities will include building and leading Tivic’s Biopharma team, advancing Tivic’s recently licensed, late-stage product candidate, Entolimod™ through manufacturing validation, regulatory approval processes and commercialization, and directing pipeline development activity.

“Mike brings to Tivic a rare blend of device and pharmaceutical background, as well as proven operational, business and scientific experience that sets Tivic up for a smooth and successful expansion into drug development,” stated Tivic Health Chief Executive Officer, Jennifer Ernst.

“With our recent licensing of the late-stage TLR5 agonist, Entolimod, from Statera Biopharma, and Mike’s deep experience in immunology and biotech, we believe that he is the ideal leader to establish Tivic’s biopharmaceutical capabilities and advance our therapeutics pipeline. In tandem, we continue to pursue the development and exciting promise of our non-invasive bioelectronic vagus nerve stimulation, creating a portfolio of device and drug therapeutics from which to build shareholder value,” added Ernst.

Over the course of his career, Michael has successfully led or assisted in the global commercialization of 17 drugs and devices that represented ~$7 billion in annual sales. Additionally, he served as part of the management teams of successful exits to Johnson & Johnson and Boston Scientific. He has successfully led teams in a variety of capacities in high growth organizations. As CEO, President and Chairman of the Board of Statera, Michael created and executed the company’s growth strategy, advanced clinical development and intellectual property strategies, and spearheaded the company’s business development and financing activities.

“This is an exciting and critical time at Tivic Health, and I am thrilled to join the Tivic leadership team to continue the essential work of advancing Entolimod towards potential commercialization,” stated Handley. “With compelling evidence of preventing death following a potential lethal dose of radiation and the opportunity to expand to adjacent indications in radiation toxicity and immune system dysregulation, I believe that Entolimod serves as a great foundation on which to build and potentially expand Tivic Health’s biopharma pipeline.”

Inducement Grants under Nasdaq Listing Rule 5635(c)(4)

In connection with, and as a material inducement to, the hiring and appointment of Michael as Chief Operating Officer of Tivic Health and President of Tivic Biopharma, Tivic agreed to grant Michael 600,000 restricted stock units (RSUs), which shall vest over four years, with one fourth of the RSUs vesting on the one-year anniversary of the date of grant and the remaining RSUs vesting in 12 equal quarterly installments thereafter until fully vested. The vesting of shares of common stock underlying the RSUs will be subject to Michael’s continuous service with Tivic through each applicable vesting date.

The foregoing RSU grant was unanimously approved by Tivic’s board of directors and the compensation committee of the board, and such grants were inducements material to Michael entering into employment with Tivic, in accordance with Nasdaq Listing Rule 5635(c)(4). The foregoing equity grant was made outside of Tivic’s Amended and Restated 2021 Equity Incentive Plan or any other equity incentive plan of the company.

About Tivic Health

Tivic Health is a diversified therapeutics company harnessing the power of the immune and autonomic nervous systems to fight disease and restore health. Tivic Health takes a multi-pronged approach to treating diseases caused by immune and autonomic nervous system dysregulation. The complement of bioelectronic and biologic medicines allows Tivic to target disorders and disease via both neural pathways and molecular approaches. Tivic Health’s first FDA approved product ClearUP™ is clinically proven to treat sinus pain and pressure, and is available through online retailers and commercial distributors. For more information about Tivic Health, visit: https://ir.tivichealth.com

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: statements regarding Tivic Health’s development and advancement of Entolimod for the treatment of acute radiation syndrome (ARS) and any other indications that it may elect to license from Statera in the future; the future development of ncVNS treatment, Tivic Health’s ability to commercialize products arising out of the license from Statera and Tivic Health’s ncVNS treatment; the Tivic Health’s plans to seek regulatory approval for such clinical products and Tivic Health’s continued focus on developing Entolimod, including for the treatment of ARS and/or any other indications it may elect to license in the future, and its ncVNS treatment, including in the epilepsy, post-traumatic stress disorder, and/or ischemic stroke space; expected clinical utility, including which patient populations may be pursued; the timing and success of clinical studies and trials; market and other conditions; macroeconomic factors; and unexpected costs, charges or expenses that reduce Tivic Health’s capital resources. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic Health’s actual results to differ from those contained in the forward-looking statements, see Tivic Health’s filings with the SEC, including, its Annual

Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, under the heading “Risk Factors”; as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

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Investor Contact:

Hanover International, Inc.

ir@tivichealth.com